UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

JAMESON STANFORD RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-54405	90-0969619
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

605 W. Knox Rd, #202, Tempe, AZ 85284

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (702) 933-0808

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Mutual Release, Non-Disparagement, Stock Cancellation and Non-Solicitation Agreement

On October 1, 2014, Jameson Stanford Resources Corporation (the “Company”) entered into an Agreement of Mutual Understanding and Settlement (the “Agreement”) with Donald Sutherland, an individual residing in Mesa, AZ (“Sutherland”). The parties agreed that the Agreement would have an effective date of September 18, 2014. The details of the Agreement are discussed below.

On or about January 3, 2013 Sutherland entered into a non-binding Memorandum of Understanding (the “MOU”) between Sutherland and The Bolcan Group, LLC (“TBG”), an entity owned and controlled by the Company’s former CEO and former sole Director, Michael Stanford. The MOU provided for, among other things, that Sutherland was to fund the operations of the Company through TBG by way of the payment to TBG of $750,000 in exchange for the delivery to Sutherland of the Company’s common stock to be issued at $0.14 per share, as well as certain royalties (the “Royalty”) amounting to royalty payment of $0.50 per metric tonne (approx. 2,200 lbs.) of ore sold by the Company until principal monies were returned to Sutherland. Sutherland made payment of the $750,000 to TBG on various dates from January, 2013 to August, 2013 and was issued 5,360,000 shares of the Company’s common stock on August 12, 2013.

Subsequent to the signing of the MOU and the payment by Sutherland of the $750,000 to TBG, Michael Stanford resigned all of his positions with the Company on or about May 27, 2014. Following the departure of Mr. Stanford, the Company’s new Board of Directors and management undertook an internal investigation and audit of the business and accounts of the Company from January 1, 2013 through the date of Mr. Stanford’s departure in May 2014. The internal audit revealed, and the Company subsequently alleged in its litigation filed in the Fifth Judicial District Court, Beaver County, Utah (Civil Case No. 140500023) filed against Michael Stanford, (the “Stanford Lawsuit”), that Mr. Stanford, amongst other wrongdoings, committed pervasive, profound, continuous, repeated, and ongoing wrongful and fraudulent acts and omissions resulting in at least $2,591,359 in losses for the Company, $1,272,321 in fraudulent claimed business expenses, $1,319,038 representing investment monies diverted from the Company and monies deposited directly into Mr. Stanford’s personal accounts.

At the conclusion of the internal investigation the Company’s Board of Directors took the position that the terms of the MOU, and the transactions contemplated and concluded thereby, were ultra vires and outside the authority of Mr. Stanford and thus null and void as it pertained to the Company. As such, and in order to avoid the costs of litigation, the Company commenced settlement discussions with Mr. Sutherland to amicably resolve all potential issues between them. The Agreement recognizes the finding by the Company of no wrong doing by Mr. Sutherland and resolves all matters by way of the cancellation of the MOU, the Royalty and a return for cancellation by Sutherland of 3,860,000 common shares of the Company.

After giving effect to the return and cancellation of 3,860,000 shares of common stock by Sutherland pursuant to the Agreement, the return and cancellation of 25,000,000 shares of common stock from Mr. Michael Stanford in connection with the Stanford Lawsuit as reported by the Company in the Form 8K filed on September 24, 2014, and the return and cancellation of 500,000 shares of common stock from Mr. Robbie Chidester pursuant the agreement reached with Mr. Chidester and reported by the Company in the Form 8K filed on September 26, 2014, the Company has 11,543,862 shares of common stock outstanding as of the date of this Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Agreement of Mutual Understanding and Settlement between Jameson Stanford Resources Corporation and Donald Sutherland

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON STANFORD RESOURCES CORPORATION.

Date: October 1, 2014	By:	/s/ Donna S. Moore
Donna S. Moore, Interim Chief Financial Officer

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